OREGON STEEL MILLS, INC.


                                                        EXHIBIT 11

                     STATEMENT REGARDING COMPUTATION
                          OF PER SHARE EARNINGS
             (In thousands, except per share data amounts)


                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                             ------------------     ----------------
                              1995        1994       1995      1994
                             ------      ------     ------    ------
Weighted average number of
  common shares outstanding  19,422      19,378     19,415    19,373

Common stock equivalents
  arising from 598 shares
  of stock to be issued
  March 2003                    598         598        598       598
                            -------     -------    -------   -------
                             20,020      19,976     20,013    19,971
                            =======     =======    =======   =======

Net income                  $ 5,746     $ 3,439    $ 7,656   $ 7,126
                            =======     =======    =======   =======

Primary and fully diluted
  net income per common
  and common equivalent
  share                        $.29        $.17       $.38      $.36
                               ====        ====       ====      ====